Exhibit 99.1

TIVITY HEALTH REPORTS STRONG SECOND-QUARTER 2020 RESULTS

———————————

NUTRISYSTEM BRAND DTC REVENUE INCREASED 6% OVER THE PRIOR YEAR DRIVEN BY HIGHEST NEW PROGRAM STARTS IN A DECADE

———————————

GENERATED $83.9 MILLION IN CASH FLOW FROM OPERATIONS LED BY SOLID ADJUSTED EBITDA PERFORMANCE IN THE HEALTHCARE DIVISION

———————————

ONGOING EXPLORATION OF STRATEGIC ALTERNATIVES FOR NUTRITION BUSINESS

NASHVILLE, Tenn. (August 5, 2020) - Tivity Health, Inc. (NASDAQ:TVTY) today announced financial results for the second quarter ended June 30, 2020.

“Both our Healthcare and Nutrition businesses delivered strong earnings in the second quarter. Our results highlight continued momentum and solid performance in the Nutrisystem brand DTC channel and the resilient model of the Healthcare business. We have significantly expanded digital engagement to our SilverSneakers members and are seeing encouraging signs of members beginning to return to fitness centers. Our Nutrisystem brand drove historic customer growth through smart execution and ongoing transformation of our marketing strategy,” said Richard Ashworth, President & Chief Executive Officer. “Our strong cash flow enabled us to improve our net debt by nearly $53 million during the quarter. I am encouraged by the strength and versatility of our trusted brands, the passion of our team, and by the numerous opportunities that lie ahead to enhance shareholder value.  We are disciplined in our decision-making, strongly focused on overall company performance, while dedicated to providing meaningful experiences for our customers.”

Second Quarter Highlights and Business Update:

•	Healthcare division adjusted EBITDA increased by 16% compared to the prior year;
•	Nutrisystem brand direct to consumer (DTC) revenue grew by 6% versus the prior year driven by new customer growth of 28%;
•

Achieved a nearly six-fold expansion of digital engagement with virtual offerings to keep SilverSneakers members focused on health, activity, and social connectivity while cementing the Company’s brand value;

•

Executed substantial cost reduction actions to strengthen the Company’s financial position and liquidity, including layoffs, furloughs, and a reduction of base salaries and board cash compensation. Many of these actions are expected to provide savings in future periods through permanent reductions in SG&A costs;

•

Ended the quarter with $60.3 million in cash and in July 2020 prepaid $24.8 million of principal amortization on term loan debt, resulting in the Company’s next quarterly installment being due in December 2021.

Mr. Ashworth continued, “In my first two months as CEO, my priority has been delivering improved performance with a more streamlined and nimble business.  Going forward, our focus will be on the execution of the strategic plan while building our SilverSneakers and Prime Fitness business into experiential member-centric brands across multiple channels, moving beyond the fitness experience.  My consumer and operational

TVTY Reports Second-Quarter Results

August 5, 2020

background coupled with the powerful value proposition of these extraordinary brands present a significant opportunity for organic growth.  In addition, we remain 100% committed to the success of Nutrisystem.   As a result of Nutrisystem’s strong performance, we are continuing to focus our efforts around technology, quality, and personalization in our Nutrition division.”

Exploration of Strategic Alternatives for the Nutrition Business

As announced during its first quarter earnings release, the Company commenced a strategic alternatives process regarding its Nutrition business, which could include a transaction.

“Although we are in the early stages, we’ve been pleased with the interest we’ve received on a potential transaction to acquire our Nutrition business. We are working to determine if there may be a qualified buyer who will meet our objective of a transaction that is beneficial for all of our stakeholders. Our management team remains focused on continuing to operate our Nutrition division at the highest of levels, as evidenced by our second quarter operating results, and is preparing for the 2021 diet season campaign. Our Board of Directors and management are committed to continuing a thoughtful process as we evaluate the strategic alternatives we have before us,” said Anthony Sanfilippo, Chairman of the Board of Tivity Health.

Second Quarter 2020 Financial Information

Dollars in millions, except per-share data

See pages 11-13 for a reconciliation of non-GAAP financial measures

	Three Months Ended June 30,
	2020	2019

Revenues	$262.6	$340.4
Net Income	$28.5	$18.1
Net Income Margin	10.9%	5.3%
Adjusted EBITDA	$74.8	$70.3
Adjusted EBITDA Margin	28.5%	20.7%
Diluted Earnings Per Share	$0.58	$0.37
Adjusted Earnings Per Share	$0.79	$0.64
Cash Flows from Operating Activities	$83.9	$44.4
Free Cash Flow	$78.4	$39.4

Total revenues in the second quarter of $262.6 million decreased $77.8 million, or approximately 23%, compared to the second quarter of 2019, driven by a decrease in Healthcare segment revenues of $75.6 million and a decrease in Nutrition segment revenues of $2.2 million, or approximately 1%.

Net income for the second quarter was $28.5 million, an increase of $10.4 million compared to the second quarter of 2019.  Adjusted EBITDA was $74.8 million for the second quarter, representing an increase of approximately $4.5 million compared to the second quarter of 2019.  This increase was driven by an increase in Healthcare segment adjusted EBITDA of $5.8 million, partially offset by a decrease in Nutrition segment adjusted EBITDA of $1.3 million.

TVTY Reports Second-Quarter Results

August 5, 2020

Net debt (total debt less cash and cash equivalents) improved by $52.5 million during the second quarter due to cash flow generation.  In July 2020, the Company prepaid $24.8 million of principal amortization on its term loan debt, resulting in the Company’s next quarterly installment being due in December 2021.

Healthcare Segment

Dollars in millions

	Three Months Ended June 30,
	2020	2019

Healthcare Revenues	$81.9	$157.5
Healthcare Adjusted EBITDA	$41.5	$35.7
Healthcare Adjusted EBITDA Margin	50.6%	22.7%

Revenues in the Healthcare segment for the second quarter of 2020 decreased by $75.6 million compared to the second quarter of 2019, primarily as a result of a significant decrease in SilverSneakers revenue of $73.7 million resulting from fewer revenue-generating visits due to the COVID-19 pandemic.  Additionally, Prime Fitness revenue decreased by $10.7 million primarily due to membership terminations and suspensions due to the COVID-19 pandemic.  These declines were partially offset by other revenue of $6.8 million from a program with a large employer seeking to improve its employees’ well-being and $2.1 million from Wisely Well sales, both of which were not present in the prior year and are not expected to recur at such levels in future quarters.

The Company’s revenue profile during the second quarter of 2020 is substantially different from the prior year due to the COVID-19 pandemic.  Revenue from per-member-per-month fees represented 88% of our SilverSneakers revenue in the second quarter of 2020, compared to 33% in the same quarter of 2019.

Adjusted EBITDA for the Healthcare segment for the second quarter of 2020 increased by $5.8 million compared to the second quarter of 2019, with adjusted EBITDA margin more than doubling.  The primary drivers include the high mix of per-member-per-month fees for SilverSneakers coupled with a reduction in fitness location visit costs for SilverSneakers and Prime due to the COVID-19 pandemic, as well as cost reductions primarily focused on marketing, employee salaries and benefits, and director cash compensation.

Nutrition Segment

Dollars in millions

	Three Months Ended June 30,
	2020	2019

Nutrition Revenues	$180.7	$182.9
Nutrition Adjusted EBITDA	$33.4	$34.7
Nutrition Adjusted EBITDA Margin	18.5%	19.0%

Revenues in the Nutrition segment for the second quarter of 2020 decreased by $2.2 million compared to the second quarter of 2019, driven by decreases in South Beach Diet revenue and Retail revenue of $5.8 million and $4.8 million, respectively.  These declines were partially offset by a $9.1 million increase in Nutrisystem brand DTC revenue, an increase of 6% year over year.

TVTY Reports Second-Quarter Results

August 5, 2020

Adjusted EBITDA for the Nutrition segment in the second quarter of 2020 decreased by $1.3 million compared to the second quarter of 2019, with adjusted EBITDA margin declining by 50 basis points.  The primary drivers were higher cost of goods sold relating to changes in program mix, combined with higher second quarter Nutrisystem DTC media marketing levels to drive incremental full year revenue and adjusted EBITDA. These margin declines were partially offset by cost reductions primarily focused on employee salaries and benefits.

Outlook

Due to the evolving nature of the COVID-19 pandemic, the Company withdrew its 2020 financial guidance in May 2020.  Given the expectation of continued volatility and uncertainty, the Company is not issuing updated financial guidance at this time.

Conference Call

Tivity Health will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live by registering at the following website prior to, or on the day of, the conference call to receive dial-in details: http://www.directeventreg.com/registration/event/3265407 or via webcast by going to www.tivityhealth.com and clicking “Investors” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 800-585-8367 or 416-621-4642 for international callers, code 3265407, and the replay will also be available on the Company's website for the next 12 months.

About Tivity Health

Tivity Health® Inc. (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Nutrisystem®, Prime® Fitness, Wisely WellTM, South Beach Diet®, and WholeHealth Living®.  We are actively addressing the social determinants of health, defined as the conditions in which we work, live and play. From improving health outcomes to reversing the narrative on inactivity, food insecurity, social isolation and loneliness, we are making a difference and are transforming the way we do health. Learn more at www.tivityhealth.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP measures to the comparable GAAP measures are included on pages 11-13.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that are “forward-looking” statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon current expectations and include all statements that are not historical statements of fact and those regarding the intent, belief or expectations, including, without limitation, statements that are accompanied by words such as “will,” “expect,” “outlook,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” or other similar words, phrases or expressions and variations or negatives of these words. These forward-looking statements include, but are not limited to, the Company’s statements regarding its future financial

TVTY Reports Second-Quarter Results

August 5, 2020

performance. Readers of this press release should understand that these statements are not guarantees of performance or results. Many risks and uncertainties could affect actual results and cause them to vary materially from the forward-looking statements.

These risks and uncertainties include, among other things: impacts from the COVID-19 pandemic (including the response of governmental authorities to combat and contain the pandemic and the closure of fitness centers in the Company’s national network) on the Company’s business, operations or liquidity; the risk that the significant indebtedness incurred in connection with the acquisition of Nutrisystem may limit the Company’s ability to adapt to changes in the economy or market conditions, expose the Company to interest rate risk for the variable rate indebtedness and require a substantial portion of cash flows from operations to be dedicated to the payment of indebtedness; the Company’s ability to service its debt, make principal and interest payments as those payments become due, and remain in compliance with its debt covenants; the risks associated with changes in macroeconomic conditions (including the impacts of any recession resulting from the COVID-19 pandemic), widespread epidemics, pandemics (such as the current COVID-19 pandemic) or other outbreaks of disease, geopolitical turmoil, and the continuing threat of domestic or international terrorism; the Company’s ability to collect accounts receivable from its customers and amounts due under its sublease agreements; the market’s acceptance of the Company’s new products and services; the Company’s ability to develop and implement effective strategies and to anticipate and respond to strategic changes, opportunities, and emerging trends in the Company’s industry and/or business, as well as to accurately forecast the related impact on the Company’s revenues and earnings; the risk that the Company’s exploration of strategic alternatives for the Nutrition business unit will be unsuccessful in identifying or consummating any strategic alternative that yields additional value for the Company’s stockholders, or that such exploration adversely affects the Nutrition business unit or the Company as a whole; the risk that the Company is unable to achieve the strategic benefits, synergies and growth opportunities that were anticipated in connection with the acquisition of Nutrisystem, either in a timely manner or at all; counterparty risk associated with the Company’s interest rate swap agreements; the Company’s ability to obtain adequate financing to provide the capital that may be necessary to support its current or future operations; the impact of any impairment of the Company’s goodwill, intangible assets, or other long-term assets; the risks associated with potential failures of the Company’s information systems, including as a result of telecommuting issues associated with the Company’s employees working remotely; the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions of the Company’s information systems or those of third-party vendors or other service providers, which may result in unauthorized access by third parties, loss, misappropriation, disclosure or corruption of customer, employee or the Company’s information, or other data subject to privacy laws and may lead to a disruption in the Company’s business, costs to modify, enhance, or remediate its cybersecurity measures, enforcement actions, fines or litigation against the Company, or damage to its business reputation; the impact of any new or proposed legislation, regulations and interpretations relating to Medicare, Medicare Advantage, Medicare Supplement, e-commerce, advertising, and privacy and security laws; the impact of a reduction in Medicare Advantage health plan reimbursement rates or changes in plan design; the Company’s ability to attract, hire, or retain key personnel or other qualified employees and to control labor costs; the risks associated with changes to traditional office-centered business processes and/or conducting operations out of the office in a work-from-home or remote model during adverse situations (e.g., during a crisis, disaster, or pandemic), which may negatively impact productivity and cause other disruptions to the Company’s business; the effectiveness of the reorganization of the Company’s business and the Company’s ability to realize the anticipated benefits; the Company’s ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed its resources; the impact of legal proceedings involving the Company and/or its subsidiaries, products, or

TVTY Reports Second-Quarter Results

August 5, 2020

services, including any claims related to intellectual property rights; the Company’s ability to enforce its intellectual property rights; the risks associated with deriving a significant concentration of revenues from a limited number of the Company’s Healthcare segment customers, many of whom are health plans; the Company’s ability and/or the ability of its Healthcare segment customers to enroll participants and to accurately forecast their level of enrollment and participation in the Company’s programs in a manner and within the timeframe anticipated by the Company; the Company’s ability to sign, renew and/or maintain contracts with its Healthcare segment customers and/or the Company’s fitness partner locations under existing terms or to restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the ability of the Company’s Healthcare segment health plan customers to maintain the number of covered lives enrolled in those health plans during the terms of the Company’s agreements; the Company’s ability to add and/or retain paid subscribers in its Prime Fitness program; the impact of severe or adverse weather conditions, the current COVID-19 pandemic, and the potential emergence of additional health pandemics or infectious disease outbreaks on member participation in the Company’s Healthcare segment programs; the impact of healthcare reform on the Company’s business; the effectiveness of the Company’s marketing and advertising programs; loss of, or disruption in the business of, any of the Company’s food suppliers or the Company’s fulfillment provider, or disruptions in the shipping of the Company’s food products for its Nutrition segment; the impact of claims that the Company’s Nutrition segment personnel are unqualified to provide proper weight loss advice; the impact of health- or advertising-related claims by the Company’s Nutrition segment customers; competition from other weight management industry participants or the development of more effective or more favorably perceived weight management methods; loss of any of the Company’s Nutrition segment third-party retailer agreements and any obligations associated with such loss, or a reduction of orders for Company products by any such third-party retailers or reduced promotion by such third-party retailers of Company products; the Company’s ability to continue to develop innovative weight loss programs and enhance its existing programs, or the failure of the Company’s programs to continue to appeal to the market; the impact of claims from the Company’s Nutrition segment competitors regarding advertising or other marketing practices; the Company’s ability to develop and commercially introduce new products and services; the Company’s ability to receive referrals from existing Nutrition segment customers, a decline in which could adversely impact the Company’s customer acquisition costs; failure to attract spokespersons or negative publicity with respect to any of the Company’s spokespersons; the Company’s ability to anticipate change and respond to emerging trends for customer preferences and the impact of the same on demand for the Company’s services and products; the seasonality of the business of the Company’s Nutrition segment, particularly with respect to diet season; negative publicity with respect to the weight loss industry; the impact of increased governmental regulation on the Company’s Nutrition segment; a significant portion of the Company’s Nutrition segment revenue depends on the Company’s ability to sustain subscriptions of its Nutrition segment’s programs, and cancellations could impact the Company’s future operating results; claims arising from the sale of ingested products; and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC. Except as required by law, the Company undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Investor Relations Contact:

Bob East, Westwicke

(443) 213-0500; Tivity@Westwicke.com

TVTY Reports Second-Quarter Results

August 5, 2020

TIVITY HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$60,274	$2,486
Accounts receivable, net	36,339	97,596
Inventories	22,088	36,407
Prepaid expenses	15,058	18,255
Other current assets	8,110	6,993
Total current assets	141,869	161,737

Property and equipment, net of accumulated depreciation of $53,525 and $42,510 respectively	52,436	52,909
Right-of-use assets, operating leases	35,300	41,518
Right-of-use assets, finance leases	1,356	1,680
Intangible assets, net	593,520	689,686
Goodwill, net	535,135	654,635
Other assets	21,554	23,740
Total assets	$1,381,170	$1,625,905

Current liabilities:
Accounts payable	$35,492	$46,480
Accrued salaries and benefits	10,539	13,071
Accrued liabilities	42,020	55,663
Deferred revenue	12,440	12,037
Income taxes payable	7,835	405
Current portion of operating lease liabilities	13,157	13,131
Current portion of finance lease liabilities	644	624
Current portion of long-term debt	9,775	—
Current portion of other long-term liabilities	15,664	4,947
Total current liabilities	147,566	146,358

Long-term debt	1,002,547	1,048,127
Long-term operating lease liabilities	23,515	30,321
Long-term finance lease liabilities	753	1,080
Long-term deferred tax liability	137,205	160,846
Other long-term liabilities	31,863	12,263

Commitments and contingent liabilities

Stockholders' equity:
Preferred stock $.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common Stock $.001 par value, 120,000,000 shares authorized, 48,548,741 and 48,156,786 shares outstanding, respectively	48	48
Additional paid-in capital	505,760	504,419
Accumulated deficit	(406,840)	(237,284)
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(33,065)	(12,091)
Total stockholders' equity	37,721	226,910
Total liabilities and stockholders' equity	$1,381,170	$1,625,905

TVTY Reports Second-Quarter Results

August 5, 2020

TIVITY HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Services	$79,856	$157,481	$239,548	$314,008
Products	182,742	182,896	360,705	240,463
Total revenues	262,598	340,377	600,253	554,471

Cost of revenue:
Services (exclusive of depreciation of $2,240, $1,503, $4,071, and $2,859, respectively, included below)	31,886	111,073	147,034	224,916
Products (exclusive of depreciation and amortization of $8,587, $5,861, $19,280, and $7,488, respectively, included below)	86,355	83,685	170,363	110,181
Total cost of revenue	118,241	194,758	317,397	335,097

Marketing expenses	51,105	54,603	138,177	78,751
Selling, general and administrative expenses	23,471	29,667	51,480	56,852
Depreciation and amortization	12,919	9,084	27,682	12,666
Impairment loss	—	—	199,500	—
Restructuring and related charges	1,009	2,352	1,752	3,943
Operating income (loss)	55,853	49,913	(135,735)	67,162

Interest expense	21,235	23,661	42,898	31,328
Income (loss) before income taxes	34,618	26,252	(178,633)	35,834

Income tax expense (benefit)	6,107	8,115	(9,038)	13,483
Net income (loss)	28,511	18,137	(169,595)	22,351

Earnings (loss) per share:
Basic	$0.59	$0.38	$(3.49)	$0.49
Diluted (1)	$0.58	$0.37	$(3.49)	$0.49

Comprehensive income (loss)	$27,366	$5,901	$(190,569)	$10,115

Weighted average common shares and equivalents:
Basic	48,711	47,790	48,662	45,165
Diluted (1)	48,794	48,461	48,662	45,719

(1)	The impact of potentially dilutive securities for the six months ended June 30, 2020 was not considered because the impact would be anti-dilutive.

TVTY Reports Second-Quarter Results

August 5, 2020

TIVITY HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(169,595)	$22,351
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,682	12,666
Amortization and write-off of deferred loan costs	2,315	3,073
Amortization of debt discount	2,049	389
Share-based employee compensation expense	3,689	9,257
Impairment of goodwill and intangible assets	199,500	—
Deferred income taxes	(16,447)	10,789
Decrease (increase) in accounts receivable, net	61,257	(3,754)
Decrease in inventory	14,319	8,719
Decrease in other current assets	1,363	1,057
Increase (decrease) in accounts payable	9,411	(5,872)
(Decrease) increase in accrued salaries and benefits	(2,532)	570
Decrease in other current liabilities	(5,925)	(8,266)
Increase (decrease) in deferred revenue	403	(2,725)
Other	3,454	1,345
Net cash flows provided by operating activities	$130,943	$49,599

Cash flows from investing activities:
Acquisition of property and equipment	$(10,362)	$(8,918)
Business acquisitions, net of cash acquired	—	(1,062,818)
Net cash flows used in investing activities	$(10,362)	$(1,071,736)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	$196,525	$1,399,945
Payments of long-term debt	(236,375)	(347,879)
Payments related to tax withholding for share-based compensation	(2,949)	(1,135)
Exercise of stock options	601	370
Deferred loan costs	—	(30,189)
Principal payments related to financing leases	(306)	(22)
Change in cash overdraft and other	(20,289)	3,530
Net cash flows (used by) provided by financing activities	$(62,793)	$1,024,620

Effect of exchange rate changes on cash	$—	$(12)

Net increase in cash and cash equivalents	$57,788	$2,471

Cash and cash equivalents, beginning of period	$2,486	$1,933

Cash and cash equivalents, end of period	$60,274	$4,404

TVTY Reports Second-Quarter Results

August 5, 2020

TIVITY HEALTH, INC.

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2020			2019
	Healthcare	Nutrition	Total Segments	Healthcare	Nutrition	Total Segments

Revenues	$81,923	$180,675	$262,598	$157,481	$182,896	$340,377

Consolidated income (loss) before income taxes			$34,618			$26,252

Acquisition and integration costs			2,049			8,999
Impairment loss			—			—
CEO transition costs			1,745			—
COVID-19 costs			1,260			—
Restructuring and related charges			1,009			2,352
Interest expense			21,235			23,661
Depreciation and amortization			12,919			9,084
Adjusted EBITDA	$41,472	$33,363	$74,835	$35,681	$34,667	$70,348

	Six Months Ended June 30,
	2020			2019
	Healthcare	Nutrition	Total Segments	Healthcare	Nutrition	Total Segments

Revenues	$241,615	$358,638	$600,253	$314,008	$240,463	$554,471

Consolidated income (loss) before income taxes			$(178,633)			$35,834

Acquisition and integration costs			4,844			26,049
Impairment loss			199,500			—
CEO transition costs			4,332			—
COVID-19 costs			1,260			—
Restructuring and related charges			1,752			3,943
Interest expense			42,898			31,328
Depreciation and amortization			27,682			12,666
Adjusted EBITDA	$71,719	$31,916	$103,635	$61,810	$48,010	$109,820

TVTY Reports Second-Quarter Results

August 5, 2020

TIVITY HEALTH, INC.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(Unaudited)

Reconciliation of Adjusted EBITDA, Non-GAAP Basis

to Net Income, GAAP Basis (in thousands)

	Three Months Ended June 30, 2020	% of Revenue	Three Months Ended June 30, 2019	% of Revenue
Adjusted EBITDA, non-GAAP basis (1)	$74,835	28.5%	$70,348	20.7%
Acquisition, integration, and CEO transition costs (2)	(3,794)		(8,999)
Restructuring charges (3)	(1,009)		(2,352)
COVID-19 costs (4)	(1,260)		—
EBITDA, non-GAAP basis (5)	$68,772		$58,997
Depreciation and amortization	(12,919)		(9,084)
Interest expense	(21,235)		(23,661)
Income tax expense	(6,107)		(8,115)
Net income, GAAP basis	$28,511	10.9%	$18,137	5.3%

(1)

Adjusted EBITDA is a non-GAAP financial measure.  The Company excludes acquisition, integration, CEO transition costs, restructuring charges, and COVID-19 costs from this measure because of its comparability to the Company's historical operating results. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Adjusted EBITDA in isolation or as a substitute for net income determined in accordance with U.S. GAAP.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

(2)

Acquisition, integration, and CEO transition costs consists of pre-tax charges of $3,794 and $8,999 for the three months ended June 30, 2020 and 2019, respectively, incurred in connection with the acquisition and integration of Nutrisystem and with the termination of our former CEO in February 2020 and the hiring of our new CEO in June 2020.

(3)

Restructuring charges consists of pre-tax charges of $1,009 for the three months ended June 30, 2020 primarily related to eliminating certain compensation costs in response to the COVID-19 pandemic.  Restructuring charges consists of pre-tax charges of $2,352 for the three months ended June 30, 2019 primarily related to a restructuring of corporate support infrastructure and of executive leadership.

(4)

COVID-19 costs consist of incremental, pre-tax charges of $1,260 incurred by the Nutrition division during the three months ended June 30, 2020 that were directly related to the COVID-19 pandemic.  Worker shortages at some of our warehouses due to COVID-19 resulted in charges in the second quarter related to increased labor rates and overtime for employees of our fulfillment provider as well as additional shipping and related charges as we transferred the fulfillment of certain orders to other warehouses that were farther from the customer’s delivery destination.

(5)

EBITDA is a non-GAAP financial measure.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EBITDA in isolation or as a substitute for net income determined in accordance with U.S. GAAP.

Reconciliation of Free Cash Flow, Non-GAAP Basis

to Net Cash Flows Provided by Operating Activities, GAAP Basis (in thousands)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020
Free cash flow, non-GAAP basis (6)	$78,433	$39,377	$120,581
Acquisition of property and equipment	5,487	5,020	10,362
Net cash flows provided by operations, GAAP basis	$83,920	$44,397	$130,943

TVTY Reports Second-Quarter Results

August 5, 2020

(6)

Free cash flow is a non-GAAP financial measure and is defined by the Company as net cash flows provided by operating activities less acquisition of property and equipment.  The Company believes free cash flow is a useful measure of performance and an indication of the strength of the Company and its ability to generate cash.  The Company believes it is useful to investors to provide disclosures of its results on the same basis as that used by management.  You should not consider free cash flow in isolation or as a substitute for net cash flows provided by operating activities determined in accordance with U.S. GAAP. Additionally, because free cash flow may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted Earnings Per Share (“EPS”), Non-GAAP Basis

to EPS, GAAP Basis (footnote amounts in thousands)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019
Adjusted EPS, non-GAAP basis (7)	$0.79	$0.64
Net loss attributable to acquisition, integration, CEO transition, and restructuring costs (8)	(0.07)	(0.18)
Net loss attributable to COVID-19 costs (9)	(0.02)	—
Net loss attributable to amortization of intangible assets (10)	(0.11)	(0.07)
Loss attributable to tax adjustments (11)	—	(0.02)
EPS (loss), GAAP basis (12)	$0.58	$0.37

(7)

Adjusted EPS is a non-GAAP financial measure.  The Company excludes net loss attributable to acquisition, integration, CEO transition, and restructuring costs, COVID-19 costs, amortization of intangible assets, and tax adjustments from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider adjusted EPS in isolation or as a substitute for EPS determined in accordance with U.S. GAAP.  Additionally, because adjusted EPS may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies.

(8)

Net loss attributable to acquisition, integration, CEO transition, and restructuring costs consists of pre-tax charges of $4,803 and $11,351 for the three months ended June 30, 2020 and 2019, respectively.  These costs primarily related to the acquisition and integration of Nutrisystem, the termination of our former CEO in February 2020 and hiring of our new CEO in June 2020, and restructuring activities as described in Note 3 above.  The tax rate applied to these charges was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(9)

Net loss attributable to COVID-19 costs consists of incremental, pre-tax charges of $1,260 incurred by the Nutrition division during the three months ended June 30, 2020 that were directly related to the COVID-19 pandemic, including increased labor rates and additional shipping and related charges.  The tax rate applied to these charges was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(10)

Net loss attributable to amortization of intangible assets consists of pre-tax charges of $7,092 and $4,440 for the three months ended June 30, 2020 and 2019, respectively, related to the amortization of certain definite-lived intangible assets recorded as part of the acquisition of Nutrisystem. The tax rate applied to these expenses was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(11)

Loss attributable to tax adjustments represents the estimated impact on the Company’s effective tax rate for the three months ended June 30, 2019 arising from certain nondeductible expenses related to the acquisition of Nutrisystem.

(12)	Figures may not add due to rounding.

TVTY Reports Second-Quarter Results

August 5, 2020

Reconciliation of Net Debt, Non-GAAP Basis

to Total Debt, GAAP Basis (in thousands)

	June 30, 2020	March 31, 2020	Change	June 30, 2019
Net debt, non-GAAP basis (13)	$952,048	$1,004,565	$52,517	$1,053,695
Cash and cash equivalents	60,274	83,034		4,404
Total debt, GAAP basis	$1,012,322	$1,087,599		$1,058,099

(13)

Net debt is a non-GAAP financial measure.  The Company excludes cash and cash equivalents from this measure and discloses net debt because it is consistent with the calculation of the Company’s net leverage ratio covenant under its credit agreement.  The Company believes it is useful to investors to provide disclosures of its financial position on the same basis as that used by management.  You should not consider net debt in isolation or as a substitute for total debt determined in accordance with U.S. GAAP.  Additionally, because net debt may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies.